                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          The Williams Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
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   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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

                                                                 [WIlliams logo]
KEITH E. BAILEY, CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

To the Stockholders of The Williams Companies, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on Thursday, May 17, 2001, in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, commencing at 11 a.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on the operations of Williams will be presented at the meeting, followed by a question-and-answer and discussion period.

     We know that most of our stockholders are unable to attend the Annual Meeting in person. Williams solicits proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

     Thank you for your continued interest in Williams.

                                            Very truly yours,

                                            /s/ KEITH E. BAILEY
                                            Keith E. Bailey

Enclosures
March 26, 2001

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 2001

To the Stockholders of
The Williams Companies, Inc.

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of The Williams Companies, Inc. will be held in the Williams Resource Center, One Williams Center, Tulsa, Oklahoma, on Thursday, May 17, 2001, at 11 a.m., local time, for the following purposes:

          1. To elect six directors of Williams;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of Williams for 2001; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 23, 2001, as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors

                                            /s/ SUZANNE H. COSTIN
                                            Suzanne H. Costin
                                            Secretary

Tulsa, Oklahoma
March 26, 2001

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 2001

     This Proxy Statement is furnished by The Williams Companies, Inc. ("Williams"), in connection with the solicitation of proxies by the Board of Directors of Williams to be used at the 2001 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. The term "Company" also includes subsidiaries where the context requires.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

     Execution and return of the enclosed proxy will not affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke the proxy prior to its exercise by delivering written notice of revocation to the Secretary of Williams, by executing a later dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

     Williams will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of Williams' Common Stock. Williams expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of Williams may also solicit proxies in person or by telephone or by other electronic means. In addition, Williams has retained Morrow & Co., Inc. to assist in the solicitation of proxies for which Williams will pay an estimated $9,500 in fees, plus expenses and disbursements. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about April 4, 2001.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, proposals to be voted on at the Annual Meeting, other than the election of directors which requires a plurality of the votes cast, will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under Williams' Restated Certificate of Incorporation, as amended, its By-laws, the laws of the State of Delaware under whose laws Williams is incorporated, or other applicable law.

     A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein; (ii) withhold authority to vote for all such nominees; or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter; (ii) vote against the matter; or (iii) abstain from voting on the matter.

     Votes withheld from a nominee for election as a director or votes on other matters that reflect abstentions or broker non-votes (i.e., shares as to which the record owner has not received instructions from the beneficial owner of the shares on a matter as to which, under the applicable rules of the New York Stock Exchange, the record owner does not have authority to vote without such instruction) will be treated as present at the Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A majority of the votes properly cast is required to ratify the appointment of the auditor. Accordingly, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the appointment of the auditor. Broker non-votes will not be counted in tabulating the votes cast.

     As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are made available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election, none of whom are Company employees, and certain employees of Williams responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

     Only holders of Williams' Common Stock of record at the close of business on March 23, 2001, will be entitled to receive notice of and to vote at the Annual Meeting. Williams had 484,040,320 shares of Common Stock outstanding on the record date, and each share is entitled to one vote.

                             ELECTION OF DIRECTORS

     Williams' Restated Certificate of Incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

     Six individuals, five of whom are currently directors of Williams, have been nominated for election as directors at the Annual Meeting. Four have been nominated for a three-year term, one has been nominated for a two-year term, and one has been nominated for a one-year term. Eight directors will continue in office to serve pursuant to their prior elections. In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that the following nominees be elected: Messrs. Glenn A. Cox, Thomas H. Cruikshank, Charles M. Lillis, George A. Lorch, Gordon R. Parker, and Joseph H. Williams.

     In order to maintain balance in the three classes of directors, as required by the By-laws, Mr. Lorch, who was elected to the Board of Directors in March 2001, is standing for election as a Class II director for a two-year term expiring in May 2003. Pursuant to Williams' retirement policy for Directors, Mr. Glenn A. Cox will retire in conjunction with the 2002 Annual Meeting of Stockholders and is standing for election for a one-year term expiring in May 2002. The remaining nominees have been nominated for full three-year terms expiring in May 2004.

     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Glenn A. Cox, Thomas H. Cruikshank, Charles M. Lillis, George A. Lorch, Gordon R. Parker, and Joseph H. Williams. Should any nominee named herein become unable for any reason to stand for election as a director of Williams, the persons named in the proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee or, if none, the Nominating Committee will recommend that the size of the Board be reduced. Williams knows of no reason why any of the nominees will be unavailable or unable to serve.

     The names of the nominees and the directors whose terms of office will continue after the 2001 Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.

STANDING FOR ELECTION

                                    CLASS II

                            (TERM EXPIRES MAY 2003)

GEORGE A. LORCH, AGE 59

     Director since 2001. Mr. Lorch is Chairman Emeritus of Armstrong Holdings, Inc. From 1996 through April 2000, he served as Chairman of the Board and Chief Executive Officer of Armstrong World Industries, Inc. He served as Chairman of the Board and Chief Executive Officer of Armstrong Holdings, Inc. from May to August of 2000. Mr. Lorch also serves on the boards of Pfizer, Household International, and R.R. Donnelley. Armstrong World Industries, Inc. recently filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code.

                                   CLASS III

                            (TERM EXPIRES MAY 2004)

GLENN A. COX, AGE 71

     Director since 1992. Mr. Cox was President and Chief Operating Officer of Phillips Petroleum Company, a company engaged in the exploration, production, refining, and marketing of petroleum and in the manufacture and distribution of a wide variety of chemicals, until his retirement in 1991. Mr. Cox is also a director of Helmerich & Payne, Inc.

THOMAS H. CRUIKSHANK, AGE 69

     Director since 1990. Mr. Cruikshank was Chairman of the Board and Chief Executive Officer of Halliburton Company, a diversified oil field services, engineering, and construction company, until his retirement in 1996. He was an executive of Halliburton for more than five years. Mr. Cruikshank is also a director of The Goodyear Tire & Rubber Company, and Lehman Bros. Holdings, Inc.

CHARLES M. LILLIS, AGE 59

     Director since 2000. Mr. Lillis is a co-founder and principal of LoneTree Partners, a private equity investing group headquartered in Denver, Colorado. Mr. Lillis served as the Chairman of the Board and Chief Executive Officer of MediaOne Group (NYSE: UMG) from its inception in 1995 through the acquisition of MediaOne by AT&T which was completed in 2000. Mr. Lillis is a director of SUPERVALU Inc. and Agilera, Inc.

GORDON R. PARKER, AGE 65

     Director since 1987. Mr. Parker was Chairman of the Board of Newmont Mining Corporation, a company engaged in the exploration for, and the operation and management of, precious metal properties, until his retirement in 1994. He was an executive of Newmont for more than five years. Mr. Parker is also a director of Caterpillar, Inc. and Phelps Dodge Corporation.

JOSEPH H. WILLIAMS, AGE 67

     Director since 1969. He was Chairman of the Board of Williams prior to his retirement in 1994. He was an executive of Williams for more than five years. Mr. Williams is also a director of The Prudential Insurance Co. of America.

DIRECTORS CONTINUING IN OFFICE

                                    CLASS II

                            (TERM EXPIRES MAY 2003)

KEITH E. BAILEY, AGE 58

     Director since 1988. Mr. Bailey was elected Chairman of the Board of Williams in 1994. He was elected President of Williams in 1992 and Chief Executive Officer in 1994. He served as Executive Vice President of Williams from 1986 to 1992. Mr. Bailey is also Chairman of the Board of Williams Communications Group, Inc.

WILLIAM E. GREEN, AGE 64

     Director since 1998. Mr. Green is founder of William Green & Associates, a Palo Alto, California, law firm and has been with the firm since 1974. He also serves as Vice President, General Counsel, and Secretary of Information Network Radio, Inc.

W. R. HOWELL, AGE 65

     Director since 1997. Mr. Howell is Chairman Emeritus of J. C. Penney Company, Inc., a major retailer. He was Chairman of the Board and Chief Executive Officer of J.C. Penney from 1983 to 1996. He is also a director of Exxon Corporation, Warner-Lambert Company, Bankers Trust, Halliburton Company, and Central Southwest and Chairman of the Board of Trustees of Southern Methodist University, Dallas, Texas.

JAMES C. LEWIS, AGE 68

     Director since 1978. Mr. Lewis is Chairman of the Board of Optimus Corporation, an investment company, and has been for more than five years. Mr. Lewis is also a director of CFT.

                                    CLASS I

                            (TERM EXPIRES MAY 2002)

HUGH M. CHAPMAN, AGE 68

     Director since 1999. Mr. Chapman is a retired Chairman of the Board of Nations Bank South, a commercial bank holding company, where he served from 1992 through June 1997. He also serves as a director of SCANA Corporation, West Point Stevens, and Print Pack, Inc.

FRANK T. MACINNIS, AGE 54

     Director since 1998. Mr. MacInnis is Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc., one of the world's largest electrical and mechanical construction groups, and has been since 1994. Mr. MacInnis is also Chairman of the Board of ComNet Communications, Inc. He is also a director of UTT Corporation and a former director of Portec, Inc., and MAPCO Inc.

PETER C. MEINIG, AGE 61

     Director since 1993. Mr. Meinig is Chairman and Chief Executive Officer of HM International, Inc., a privately owned diversified manufacturing and management company, and has held executive positions with HM International for more than five years. He also serves as Chairman of Windsor Food Company, Ltd. and Ninth House, Inc.

JANICE D. STONEY, AGE 60

     Director since 1999. Ms. Stoney retired as Executive Vice President of U S WEST Communications, Inc. in 1992. She also serves on the board of directors of Whirlpool Corporation and Bridges Investment Fund.

COMMITTEES, MEETINGS, AND DIRECTOR COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of Williams. However, the Board is not involved in the day-to-day operations of Williams. The Board is kept informed of Williams' business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

     The Board of Directors held 18 meetings during 2000. No director attended less than 75 percent of the Board and Committee meetings. The Board has established standing committees to consider designated matters. The Committees of the Board are Executive, Audit, Nominating, and Compensation. In accordance with the By-laws of Williams, the Board of Directors annually elects from its members the members and chairman of each Committee.

     Executive Committee. Members: Keith E. Bailey, Chairman, Glenn A. Cox, James C. Lewis, Peter C. Meinig, Gordon R. Parker, and Joseph H. Williams.

     The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of Williams, except as such authority may be limited from time to time by the laws of the State of Delaware. The Executive Committee did not meet in 2000.

     Audit Committee. Williams' has an Audit Committee composed of nonemployee directors for which information regarding the functions performed by the Committee, its membership, and the number of meetings held during the year, is set forth in the "Report of the Audit Committee," included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

  Report of the Audit Committee

     The Audit Committee oversees Williams' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Williams' accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Williams including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with Williams' internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Williams' internal controls, and the overall quality of Williams' financial reporting. The Committee held six meetings during 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Williams' independent auditors.

     Peter C. Meinig, Chairman
     Hugh M. Chapman
     Thomas H. Cruikshank
     William E. Green
     Frank T. MacInnis
     Janice D. Stoney
     March 14, 2001

     Nominating Committee. Members: Gordon R. Parker, Chairman, Hugh M. Chapman, W.R. Howell, Charles M. Lillis, Frank T. MacInnis, and Joseph H. Williams.

     The Nominating Committee is composed of nonemployee directors. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each Annual Meeting of Stockholders. Additionally, the Committee recommends to the Board the individual to be the Chairman of the Board and Chief Executive Officer. During 2000, the Nominating Committee met three times.

     Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to Williams' lines of business, and the ability to serve the interests of all stockholders. The Committee will consider director candidates submitted to it by other directors, employees, and stockholders. As a requisite to consideration, each recommendation must be accompanied by biographical material on the proposed candidate, as well as an indication that the proposed candidate would be willing to serve as a director if elected. Recommendations with supporting material may be sent to the attention of the Secretary.

     Compensation Committee. Members: Glenn A. Cox, Chairman, Thomas H. Cruikshank, William E. Green, W.R. Howell, James C. Lewis, and Janice D. Stoney.

     The members of the Compensation Committee are nonemployee directors and are not eligible to participate in any of the plans or programs that the Committee administers. The Compensation Committee approves the standard for salaries for executive officers of Williams, reviews and approves the salary budgets for all other officers of Williams, and specifically reviews and approves the compensation of the senior executives of Williams. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for the executive officers named herein. See the "Compensation Committee Report on Executive Compensation" elsewhere herein. During 2000, the Compensation Committee met five times.

     Compensation of Directors. Employee directors receive no additional compensation for service on the Board of Directors or Committees of the Board. Nonemployee directors receive an annual retainer of $12,000 in cash and 750 shares of Common Stock. They also receive an annual committee retainer of $4,000 for serving on the Audit, Nominating or Compensation Committees. Chairmen of the Audit, Nominating and Compensation Committees receive an additional annual retainer of $2,500. Nonemployee directors also receive $1,000 for each Board meeting attended, $500 for each Audit, Nominating or Compensation Committee meeting attended and $750 for each Executive Committee meeting attended.

     Under Williams' 1996 Stock Plan for Non-Employee Directors, a nonemployee director may elect to receive all or any part of cash fees in the form of Common Stock or deferred stock. Deferred stock may be deferred to any subsequent year or until such individual ceases to be a director. Dividend equivalents are paid on deferred shares and may be received in cash or reinvested in additional deferred shares. Four directors elected to defer fees under this plan in 2000.

     Under the 1996 Stock Plan for Non-Employee Directors, all nonemployee directors receive an annual stock option grant of 4,000 shares of Williams' Common Stock. The options are exercisable on the date of grant and remain exercisable for ten years so long as the director remains a director of Williams. The exercise price is equal to the fair market value of the stock on the date of grant as defined by the Plan.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any Committee or otherwise by reason of their being a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation of Williams' Chief Executive Officer and each of the four other most highly-compensated executive officers of Williams for the three fiscal years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION        ---------------------------------------
                                        ----------------------------       RESTRICTED              STOCK
                                                            BONUS            STOCK             OPTION SHARES
               NAME AND                                      (YR.            AWARDS          -----------------      ALL OTHER
          PRINCIPAL POSITION            YEAR    SALARY    EARNED)(1)   (YR. EARNED)(2)(3)      WMB     WCG(4)    COMPENSATION(5)
          ------------------            ----   --------   ----------   ------------------    -------   -------   ---------------
Keith E. Bailey.......................  2000   $950,000    $    -0-        $1,224,911(6)     100,000       -0-       $11,466
  Chairman, President and Chief         1999    902,595         -0-           662,540(6)      50,000   100,000        10,905
  Executive Officer                     1998    675,000     300,000           450,000(6)      50,000       -0-        12,800
John C. Bumgarner, Jr. ...............  2000   $425,000    $337,959        $      -0-         50,000       -0-       $11,466
  Senior Vice President, Corporate      1999    401,442     210,806         1,028,583(7)      20,000    50,000        10,905
  Development & Planning                1998    375,000     131,250         1,707,375(8)(9)   20,000       -0-        12,800
Howard E. Janzen......................  2000   $500,000    $446,393        $      -0-            -0-   100,000       $11,466
  President, Chief Executive            1999    451,538     226,616            97,122(10)     10,000   300,000        10,905
  Officer, Williams Communications      1998    400,000     126,000         2,609,000(11)     30,000       -0-        12,050
  Group, Inc.
Jack D. McCarthy......................  2000   $440,000    $349,888        $      -0-         50,000       -0-       $11,466
  Senior Vice President, Finance &      1999    391,817     196,589            84,253         20,000    50,000        10,905
  Corporate Chief Financial Officer     1998    375,000     131,250         1,707,375(8)(9)   20,000       -0-        12,800
William G. vonGlahn...................  2000   $390,000    $335,225        $      -0-         40,000       -0-       $11,466
  Senior Vice President and             1999    351,153     172,157            73,783         20,000    50,000        10,905
  General Counsel                       1998    300,000     105,000         1,305,000(8)      20,000       -0-        10,815

---------------
 (1) Excludes 1999 and 1998 executive incentive compensation program awards converted to deferred stock amounts that are included in the Restricted Stock Awards column.

 (2) Amounts reported in this column include the dollar value of Williams' deferred and restricted stock awards under the terms of Williams' 1996 Stock Plan, and Williams Communications Group, Inc. deferred stock awards under the terms of the Williams Communications Group, Inc. 1999 Stock Plan, as of the date such awards were granted. Conversion of executive incentive compensation program awards to deferred stock is based on the 52-week average stock price for the award year, except as noted in footnote 10. Receipt of deferred stock is deferred for approximately three years.

 (3) The total number of Williams' restricted shares held and the aggregate closing market value at December 31, 2000, were as follows: Mr. Bailey, 390,765 shares valued at $15,606,177. The total number of Williams' and Williams Communications Group, Inc. deferred shares held, respectively, and the aggregate closing market value at December 31, 2000, were as follows:
     Mr. Bailey, 71,328 shares valued at $2,848,662; Mr. Bumgarner, 196,549 shares valued at $7,849,676 and 14,171 shares valued at $166,509; Mr. Janzen, 1,769 shares valued at $70,649 and 101,569 shares valued at $1,193,436; Mr. McCarthy, 55,964 shares valued at $2,235,062; and Mr. von Glahn, 43,333 shares valued at $1,730,612. Aggregate market value was calculated using $39.9375 per share, the closing price of Williams' Common Stock and $11.7500 per share, the closing price of Williams Communications Group, Inc. Common Stock, reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 2000. Dividends are paid on Williams' restricted shares, and dividend equivalents are paid on Williams' deferred stock at the same time and at the same rate as dividends paid to stockholders generally; dividend equivalents are not paid on Williams Communications Group, Inc. deferred stock.

 (4) Williams' Common Stock is designated WMB. Effective with the initial public offering of Williams Communications Group, Inc. on September 30, 1999, certain employees of Williams received awards denominated in Williams Communications Group, Inc. Common Stock (WCG).

 (5) Consists of contributions made by Williams to the Investment Plus Plan, a defined contribution plan, on behalf of each of the named executive officers.

 (6) Represents 30,386 shares of restricted stock valued at the 52-week average stock price for the week ending December 30, 2000 ($40.3130) awarded in 2001 as 2000 incentive compensation, 16,679 shares of restricted stock valued at the 52-week average stock price for the week ending December 31, 1999 ($39.7250) awarded in 2000 as 1999 incentive compensation and 14,742 shares of restricted stock valued at the 52-week average stock price for week ending December 25, 1998 ($30.5260) awarded in 1999 as 1998 incentive compensation instead of awards of cash and deferred stock provided under the executive incentive compensation program applicable to other executive officers. Also represents 8,122 shares of restricted stock awarded in 1999 to Mr. Bailey to correct the number of shares awarded in 1994, 1995 and 1996 when the conversion to restricted shares was based on incorrect valuation methods. The restrictions on Mr. Bailey's restricted stock awards lapse in April 2002.

 (7) The amount includes retention awards of 14,642 deferred shares of Williams' Common Stock awarded on July 23, 1999, valued at $604,898 and vesting on April 30, 2001 and 14,493 deferred shares of Williams Communications Group, Inc. Common Stock valued at $333,339 which were awarded at the initial public offering (IPO) of Williams Communications Group, Inc. on September 30, 1999 and vested on June 30, 2000.

 (8) Includes Williams' deferred stock awarded on May 21, 1998 for retention purposes to the following individuals (market values at date of grant are noted as follows): Mr. Bumgarner, 40,000 shares valued at $1,277,500 that vested in January 2000; Mr. McCarthy, 40,000 shares valued at $1,277,500; and Mr. von Glahn, 40,000 shares valued at $1,277,500.

 (9) Includes Williams' deferred stock awarded on July 31, 1998 for termination of employment agreement, respectively to the following individuals (market values at date of grant are noted as follows): Mr. Bumgarner, 12,000 shares valued at $385,500, vesting on April 30, 2001; and Mr. McCarthy, 12,000 shares valued at $385,500.

(10) Amount reported is the dollar value of an executive incentive compensation program award of Williams Communications Group, Inc. deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan as of December 31, 1999, the date of award. Conversion of the award to deferred stock was based on the three-month average stock price since inception of Williams Communications Group, Inc. Common Stock on September 30, 1999 ($28.4290). Receipt of deferred stock is deferred for approximately three years.

(11) This amount includes Williams' deferred stock award of 80,000 shares granted for retention purposes on May 21, 1998 under The Williams Companies, Inc. 1996 Stock Plan with a value of $2,555,000. These deferred shares were converted at the completion of the equity offering of Williams Communications Group, Inc. on September 30, 1999, to 130,870 Williams Communications Group, Inc. deferred shares under the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares (32,718) vested on that date.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following tables provide certain information concerning the grant of Williams' stock options and Williams Communications Group, Inc. stock options during the last fiscal year to the named executive officers:

                   WILLIAMS OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS(1)
                           ----------------------------------------------------------------------------
                                               PERCENT OF TOTAL
                                     NUMBER        OPTIONS
                                     OF WMB        GRANTED         EXERCISE                  GRANT DATE
                            DATE     OPTIONS   TO EMPLOYEES IN       PRICE      EXPIRATION    PRESENT
          NAME             GRANTED   GRANTED     FISCAL YEAR      (PER SHARE)      DATE       VALUE(2)
          ----             -------   -------   ----------------   -----------   ----------   ----------
Keith E. Bailey.........   3/16/00   100,000         2.64%         $46.0625      03/16/10    $2,020,000
                                     -------         ----                                    ----------
                                     100,000         2.64%                                   $2,020,000
John C. Bumgarner,         3/16/00    50,000         1.32%         $46.0625      03/16/10    $1,010,000
  Jr. ..................
                                     -------         ----                                    ----------
                                      50,000         1.32%                                   $1,010,000
Howard E. Janzen........                   0
Jack D. McCarthy........   3/16/00    50,000         1.32%         $46.0625      03/16/10    $1,010,000
                                     -------         ----                                    ----------
                                      50,000         1.32%                                   $1,010,000
William G. von Glahn....   3/16/00    40,000         1.06%         $46.0625      03/16/10    $  808,000
                                     -------         ----                                    ----------
                                      40,000         1.06%                                   $  808,000

---------------
(1) Options granted in 2000 were granted subject to an accelerated vesting provision as discussed in the Compensation Committee Report on Executive Compensation included herein. Those awarded in March 2000 were vested upon grant pursuant to such accelerated vesting. Williams granted these options under its 1996 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 28.5 percent, a risk-free rate of return of 6.51 percent, a dividend yield of
    1.47 percent and an exercise date at the end of the contractual term in 2010. The actual value, if any, that may be realized by an executive will depend on the market price of Williams' Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams' stock price.

     WILLIAMS COMMUNICATIONS GROUP, INC. OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS(1)
                                ----------------------------------------------------------------------------
                                                    PERCENT OF TOTAL
                                          NUMBER        OPTIONS
                                          OF WCG        GRANTED         EXERCISE                  GRANT DATE
                                 DATE     OPTIONS   TO EMPLOYEES IN       PRICE      EXPIRATION    PRESENT
             NAME               GRANTED   GRANTED     FISCAL YEAR      (PER SHARE)      DATE       VALUE(2)
             ----               -------   -------   ----------------   -----------   ----------   ----------
Keith E. Bailey...............       --        --           --                --            --            --
John C. Bumgarner, Jr. .......       --        --           --                --            --            --
Howard E. Janzen..............  3/16/00   100,000         0.78%         $48.7500      03/16/10    $3,966,000
                                          -------         ----                                    ----------
                                          100,000         0.78%                                   $3,966,000
Jack D. McCarthy..............       --        --           --                --            --            --
William G. von Glahn..........       --        --           --                --            --            --

---------------
(1) These stock options immediately vested on the grant date of 03/16/00 in recognition of the efforts and achievements of the Williams Communications Group, Inc.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 71 percent, a weighted average risk-free rate of return of 6.28 percent, a dividend yield of 0 percent and an exercise date at the end of the contractual term in 2010. The actual value, if any, that may be realized by an executive will depend on the market price of the Williams Communications Group, Inc. Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams Communications Group, Inc. stock price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following tables provide certain information on stock option exercises of Williams' stock and Williams Communications Group, Inc. stock, respectively, in 2000 by the named executive officers and the value of such officers' unexercised options at December 31, 2000.

       AGGREGATED OPTION EXERCISES OF WILLIAMS' STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                  OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                             ACQUIRED       VALUE     ---------------------------   ---------------------------
           NAME             ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ----------  -----------   -------------   -----------   -------------
Keith E. Bailey...........    300,002     $4,859,414    150,000           0         $        0         $0
John C. Bumgarner, Jr. ...          0     $        0     60,000           0         $        0         $0
Howard E. Janzen..........     60,002     $1,677,559    120,002           0         $1,626,295         $0
Jack D. McCarthy..........          0     $        0     90,000           0         $  159,166         $0
William G. von Glahn......          0     $        0    135,504           0         $1,139,808         $0

---------------
(1) Based on the closing price of Williams' Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 29, 2000 ($39.9375 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of Williams' Common Stock on the date of exercise.

AGGREGATED OPTION EXERCISES OF WILLIAMS COMMUNICATIONS GROUP, INC. STOCK IN LAST
                                  FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Keith E. Bailey................       0           $0              0        100,000          $0             $0
John C. Bumgarner, Jr. ........       0           $0              0         50,000          $0             $0
Howard E. Janzen...............       0           $0        125,000        275,000          $0             $0
Jack D. McCarthy...............       0           $0              0         50,000          $0             $0
William G. von Glahn...........       0           $0              0         50,000          $0             $0

---------------
(1) Based on the closing price of Williams Communications Group, Inc. Common Stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 29, 2000 ($11.7500 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of the Williams Communications Group, Inc. Common Stock on the date of exercise.

RETIREMENT PLAN

     Williams' pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees of Williams who have completed one year of service. Except as noted below, executive officers of Williams participate in the pension plan on the same terms as other full-time employees.

     Effective April 1, 1998, Williams converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual Company contribution and quarterly interest allocations. Each year Williams allocates to an employee's pension account an amount equal to a percentage of eligible compensation. Such percentage is based upon the employee's age according to the following table:

                              PERCENTAGE OF              PERCENTAGE OF ELIGIBLE PAY GREATER
AGE                          ALL ELIGIBLE PAY            THAN THE SOCIAL SECURITY WAGE BASE
---                          ----------------            ----------------------------------
30.........................        4.5%          +               1%
30-39......................          6%          +               2%
40-49......................          8%          +               3%
50+........................         10%          +               5%

     For employees, including the executive officers named in the Summary Compensation Table, who were active employees and plan participants on March 31, 1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3 percent multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is
65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bailey, Mr. Bumgarner, Mr. McCarthy, and Mr. von Glahn are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, Williams has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee, including the executive officers named in the Summary Compensation Table, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Keith E. Bailey.............................................  $828,230
John C. Bumgarner, Jr. .....................................   276,463
Howard E. Janzen............................................   571,227
Jack D. McCarthy............................................   192,897
William G. von Glahn........................................   186,027

     The following schedule illustrates projected annual retirement benefits under the final average pay formula, payable from both the tax qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                              ----------------------------------------------------------
       REMUNERATION              15          20          25          30           35
       ------------           --------    --------    --------    --------    ----------
$  400,000.................   $108,631    $144,841    $181,051    $217,262    $  253,472
   600,000.................    164,131     218,841     273,551     328,262       382,972
   800,000.................    219,631     292,841     366,051     439,262       512,472
 1,000,000.................    275,131     366,841     458,551     550,262       641,972
 1,200,000.................    330,631     440,841     551,051     661,262       771,472
 1,400,000.................    386,131     514,841     643,551     772,262       900,972
 1,600,000.................    441,631     588,841     736,051     883,262     1,030,472
 1,800,000.................    497,131     662,841     828,551     994,262     1,159,972

     As of December 31, 2000, the years of credited service under the pension plan for the executive officers named in the Summary Compensation Table, who are grandfathered under the final average pay formula, were: Mr. Bailey, 27; Mr. Bumgarner, 24; Mr. McCarthy, 14; Mr. von Glahn, 16.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

     As authorized by the Board of Directors, Williams previously had separate employment agreements with certain of the executive officers named in the Summary Compensation Table and certain other individuals. In 1998, Williams and all but one of the executive officers entered into agreements to terminate these employment agreements. In early 2000, the remaining employment agreement was terminated in connection with the retirement of the executive officer.

     Williams has established The Williams Companies, Inc. Change in Control Severance Plan, which covers certain employees of Williams, including the executive officers named in the Summary Compensation Table. The plan provides severance benefits if, within two years following a change in control of Williams, a participant's employment is terminated (i) involuntarily other than for cause, death, disability, or the sale of a business, or (ii) voluntarily for good reason. The severance benefit is a lump sum payment equal to 100 percent of the participant's annual base salary plus 100 percent of the participant's monthly base salary for each completed year of service, subject to a maximum severance benefit equal to 200 percent of the participant's annual base salary. If necessary, a participant is also entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment. Amounts payable under the plan are in lieu of any payments that may otherwise be payable under any other severance plan or program.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors. The Committee is responsible for overseeing and administering Williams' executive compensation program.

COMPENSATION POLICY

     The executive compensation program of Williams is designed to serve the interests of Williams and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and performance. Specifically, the executive compensation program seeks to:

          (i) Attract and retain the talent needed to drive superior shareholder value and help each of Williams' businesses meet or exceed financial performance targets;

          (ii) Motivate and reward to achieve superior performance relative to industry peers;

          (iii) Align executive and shareholder interests; and

          (iv) Reinforce and reward leadership supporting Williams core values.

     These objectives are met through a program comprised of base salary; annual cash bonus directly tied to business performance and individual performance; and long-term incentive opportunities primarily in the form of stock options and the selective use of deferred and restricted stock. Compensation decisions with respect to those executives named in the Summary Compensation Table are made by the Committee.

COMPENSATION PROGRAM

     Total Compensation: Base salary, cash bonus targets and stock option targets for Williams' executives, including those executive officers named in the Summary Compensation Table, were generally established at the 50th percentile of compensation survey results. For this purpose, Williams uses compensation survey information relevant to high-performance general industry companies, to regulated and unregulated energy companies, and to communication companies, of similar size supplied by nationally known compensation consulting firms.

     Base Salary: The Committee considers base salary adjustments for each of Williams' executives annually. The Committee also approves annually a merit increase budget for all executives. For 2000, the merit increase budget approved for Williams corporate, energy and gas pipeline executives was 4.2 percent; the merit increase budget approved for Williams communications executives was 5.0 percent. These targets were developed based on Williams' review of survey data indicating that estimated 2000 base salary increases for general industry executives would range from 4.1 to 4.5 percent and that estimated 2000 base salary increases for telecommunications industry executives would range from 4.7 to 5.1 percent. Within this framework, base salary increases for Williams' corporate, energy and gas pipeline executives ranged from 0 to 5.67 percent, excluding adjustment increases; base salary increases for Williams' communications executives ranged from 0 to 8.57 percent, excluding adjustment increases. The average 2000 merit increase for corporate, energy and gas pipeline executives was 3.98 percent; the average 2000 merit increase for communications executives was 4.91 percent. Specific increases for individual executives involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

     Cash Bonus: The bonus arrangement for Mr. Bailey is discussed elsewhere herein. The executives of Williams, including the senior executive officers named in the Summary Compensation Table, are eligible each year for cash bonuses. The cash bonus program is designed to measure and reward both business and individual achievements. Each participant has a cash bonus target opportunity that is a percentage of base salary that can be earned when business results meet target levels of performance and individual performance achieves expectations. The cash bonus target opportunity percentages of base salary used for this purpose range from 12.5 percent for manager level participants to 75 percent for executives. Actual awards can be up to 200 percent of the target opportunity depending on achievement of business and individual performance objectives.

     An executive's award for a given year is the sum of the product of (i) the percentage actual performance bears to targeted performance (the "performance factor"); (ii) the applicable weight of the component; (iii) the target opportunity percentage; and (iv) the participant's base salary, for each of the components. Awards are earned based on the extent to which pre-established performance targets are achieved. The components and weighting of the award formula are 67 percent business performance and 33 percent individual performance, with the sum of the weights for the components totaling one.

     The components of business performance, except the stock option performance component, are measured by comparing actual business results to pre-established goals based on Williams' business strategies. The respective business units submit goals for these components of business performance, at threshold, target and stretch levels, to the Committee for approval in January of the plan year. Threshold and stretch levels represent the Committee's subjective assessment of performance below which there should be no bonus (the threshold level) and performance at which 200 percent of the bonus potential should be paid (the stretch level). If performance is at target, the performance factor used to calculate the award is 100 percent. Performance above or below target results in awards representing a linear increase/decrease from target to stretch and from target to threshold depending upon where actual performance falls. Except in unusual circumstances, there are no awards for performance below threshold. The Committee assesses WMB stock performance in January following the plan year, by comparing its total shareholder return to the total shareholder return of the S&P 500 Index and the S&P Natural Gas Index. The range for the stock performance component is 0 to 200 percent. For the senior executive officers named in the Summary Compensation Table, the business performance factor for 2000 was tied to Williams' stock performance, energy income applicable to common shareholders and Williams Communications Group, Inc. earnings before income taxes, depreciation and amortization. The Committee retains the discretion to adjust reported performance to allow for extraordinary, nonrecurring factors.

     The Committee determines the amount of funding for an individual performance component award pool from which the actual individual performance awards are distributed. The Committee funds the pool for the plan year at 0 to 200 percent of the target level. Individual performance is measured by the performance management process, comparing individual results to pre-established individual objectives. The size of actual individual awards is impacted by the individual performance component award pool.

     Long-term Compensation. The Committee's objective with respect to stock option awards is to provide a long-term component to overall compensation that aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose.

     Williams' 1996 Stock Plan, approved by the stockholders in 1996, permits the Committee to grant stock option awards giving executives the right to purchase Common Stock over a ten-year period at the market value per share of Williams' Common Stock, as defined by the 1996 Stock Plan, as of the date the option is granted. Stock option awards from this plan will generally be subject to three-year (one-third per year) graded vesting schedule. Stock option awards issued in 2000 were granted subject to an accelerated vesting provision which provided that if the average stock price, for five out of 10 consecutive business days, reached a level that was 1.4 times the average stock price on the first business day of the award year, rounded up to a marketable amount, the options vested immediately. Stock options granted on March 16, 2000 were vested upon grant pursuant to such accelerated vesting.

     The Williams Communications Group, Inc. 1999 Stock Plan, established by the Committee and approved by stockholders in 1999, provides for issuance of Williams Communications Group, Inc. stock options to employees and members of the board of directors of Williams Communications or its affiliates. These stock option awards give executives the right to purchase WCG common stock over a ten-year period at the market value per share of WCG common stock, as defined by the plan, as of the date the option is granted. Stock option awards from this plan will generally be subject to three-year (one-third per year) graded vesting schedule. Stock option awards issued in 2000 were granted subject to an accelerated vesting provision which provided that if the average stock price, for five out of 10 consecutive business days, reached a level that was 1.5 times the average stock price on the first business day of the award year, rounded up to a marketable amount, the options vested immediately. Stock options granted on March 16, 2000 were vested upon grant pursuant to such accelerated vesting.

     The Committee has established stock option award targets for each executive participant and for director and manager level participants in the stock option program. The target levels for annual stock option grants have been established based on competitive market data for each executive position and based on competitive market practices for director and manager level positions. The WMB stock option targets for corporate, energy and gas pipeline participants range from 100,000 shares for the Chairman, President and Chief Executive Officer to 1,500 shares for manager-level employees. The WCG stock option targets for Williams Communications participants range from 100,000 shares for the President and Chief Executive Officer to 2,200 shares for manager-level employees. The size of actual stock option awards is tied to individual performance, as measured by the performance management process, comparing individual results to pre-established individual objectives.

     Deferred Stock: Williams' 1996 Stock Plan and the Williams Communications Group, Inc. 1999 Stock Plan provide for the issuance of restricted and deferred stock, which is not distributed to the executive until the applicable restriction period lapses. Restricted and deferred stock that is not vested is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the lapsing of applicable restrictions. The Committee uses restricted and deferred stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the executive's willingness to remain with Williams in a way that aligns the executive's interests with those of the other stockholders.

     All executives have an opportunity to defer up to 50 percent of their base salary and up to 100 percent of their cash bonus for an elective period in the form of vested deferred stock. Deferred stock cannot be sold or otherwise disposed of until the applicable deferral period lapses. Dividend equivalents are paid on Williams deferred stock. The value of the deferred stock is at risk during the deferral period since the value is tied to the stock price.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The full Board meets in executive session each year to review Mr. Bailey's performance. The session is conducted without Mr. Bailey present, and the meeting is chaired by the Chairman of the Compensation Committee. The results of this performance review, which are shared with Mr. Bailey, are used by the Compensation Committee in making its review of Mr. Bailey's performance for compensation purposes.

     As previously mentioned, a special incentive compensation program has been approved for Mr. Bailey. The program pays out entirely in restricted stock in order to weight his compensation more heavily in stock, to the extent earned. Mr. Bailey's bonus target opportunity is 100 percent of base salary when business results meet target levels of performance and individual performance achieves expectations. The maximum award potential is equal to 200 percent of base salary when business performance is at stretch level and individual performance exceeds expectations. The business performance factor for 2000 was tied to Williams' stock performance, energy income applicable to common shareholders and Williams Communications Group, Inc. earnings before income taxes, depreciation and amortization. The stock performance component of business performance was measured by comparing Williams' total shareholder return to the total shareholder return of the S&P 500 Index and the S&P Natural Gas Index. The remaining business performance components were measured against pre-established business objectives. The award earned in 2000 and awarded in January 2001 was 30,386 shares of restricted stock. This award represents 129 percent of the award target. The restricted stock awarded to Mr. Bailey vests in 2002. The restricted stock is forfeited to the extent Mr. Bailey terminates employment prior to the lapse of the restriction period whether due to resignation, voluntary retirement without prior Board consent or termination for cause. Under Mr. Bailey's leadership and direction, Williams doubled the energy segment profit reached in 1999, completed the communications segment 33,000 route-mile network on schedule, decreased segment losses compared to 1999, and implemented initiatives to support leadership goals.

     A stock option grant of 100,000 shares was also approved for Mr. Bailey in 2000. This award represents 100 percent of the target for stock option awards previously established by the Committee for the Chairman,

President and Chief Executive Officer position. The specific award, relative to the target, was based on a subjective analysis of Mr. Bailey's performance.

OTHER MATTERS

     Section 162(m) of the Code places a $1 million per person limitation on the tax deduction Williams may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Code, is not subject to the $1 million limit. The Committee generally intends to grant awards under the 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of Williams' compensation program. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. The Committee believes that approximately $190,000 of Mr. Bailey's compensation, otherwise deductible for 2000, exceeded the deductibility limit.

THE COMPENSATION COMMITTEE

Glenn A. Cox, Chairman
Thomas H. Cruikshank
William E. Green
W. R. Howell
James C. Lewis
Janice D. Stoney

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing Williams' cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends) with the cumulative total return of the S&P Corporate-500 Stock Index and the S&P Natural Gas Index for the period of five fiscal years commencing January 1, 1996. The graph assumes an investment of $100 at the beginning of the period.

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------------
                                   1995           1996           1997           1998           1999           2000
-----------------------------------------------------------------------------------------------------------------------
 The Williams Companies, Inc.     100.00         131.79         204.88         228.82         227.81         301.89
 S&P 500                          100.00         122.94         163.95         210.80         255.16         231.93
 S&P Natural Gas                  100.00         132.89         156.80         171.83         204.64         359.13

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock of Williams and the percentage represented by such number of each person who is known to Williams to own beneficially 5 percent or more of Williams' Common Stock. Williams obtained certain information in the table from filings made with the Securities and Exchange Commission.

                                                               NUMBER OF
                                                               SHARES OF      PERCENT
                      NAME AND ADDRESS                        COMMON STOCK    OF CLASS
                      ----------------                        ------------    --------
Wells Fargo & Company(1)....................................   35,724,913      7.4%
  420 Montgomery Street
  San Francisco, California 94104
Capital Research and Management Company(2)..................   33,122,950      6.8%
  333 South Hope Street
  Los Angeles, California 90071

---------------
(1) A filing with the Securities and Exchange Commission on February 13, 2001, indicates that Wells Fargo & Company is a Parent Holding Company in accordance with Section 240.13d-1(b)(ii)(G).

(2) A filing with the Securities and Exchange Commission on February 12, 2001, indicates that Capital Research and Management Company, an investment adviser under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 33,122,950 shares of Williams' Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

     The following table sets forth, as of February 28, 2001, the amount of Williams' Common Stock beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                                                      SHARES
                                                                    UNDERLYING
                                                  SHARES OF           OPTIONS
                                                COMMON STOCK        EXERCISABLE
                                               OWNED DIRECTLY         WITHIN                    PERCENT
        NAME OF INDIVIDUAL OR GROUP          OR INDIRECTLY(1)(2)    60 DAYS(3)       TOTAL      OF CLASS
        ---------------------------          -------------------    -----------    ---------    --------
Keith E. Bailey............................       2,188,283(4)         150,000     2,338,283      *
John C. Bumgarner, Jr. ....................       1,072,572(4)          60,000     1,132,572      *
Hugh M. Chapman............................           7,078             10,000        17,078      *
Glenn A. Cox...............................           9,750(4)          48,008        57,758      *
Thomas H. Cruikshank.......................          21,982             50,006        71,988      *
William E. Green...........................           3,711             16,000        19,711      *
W. R. Howell...............................           9,399             20,000        29,399      *
Howard E. Janzen...........................         219,090            120,002       339,092      *
James C. Lewis.............................          74,561(4)          17,334        91,895      *
Charles M. Lillis..........................           2,500              6,000         8,500      *
George A. Lorch............................             500                  0           500      *
Frank T. MacInnis..........................           7,953             14,667        22,620      *
Jack D. McCarthy...........................         210,052             90,000       300,052      *
Peter C. Meinig............................          18,201(4)          42,008        60,209      *
Gordon R. Parker...........................          62,997             26,002        88,999      *
Janice D. Stoney...........................           4,434             10,000        14,434      *
William G. von Glahn.......................         192,363            135,504       327,867      *
Joseph H. Williams.........................         556,522(4)          36,008       592,530      *
All directors and executive officers as a
  group (22 persons).......................       4,969,319          1,442,329     6,411,648      1.3%

---------------
 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 253,321, including 181,993 over which he has sole voting and investment power; Mr. Bumgarner, 418,969, including 229,100 over which he has sole voting and investment power; Mr. Janzen, 62,188, including 60,419 over which he has sole voting and investment power; Mr. McCarthy, 56,625, including 657 over which he has sole voting and investment power; and Mr. von Glahn, 59,005, including 15,672 over which he has sole voting and investment power.

(2) Includes shares held under the terms of compensation plans over which directors have no voting or investment power as follows: Thomas H. Cruikshank, 6,682; William E. Green, 3,711; W.R. Howell, 5,638; James C. Lewis, 8,639; Charles M. Lillis, 500; Peter C. Meinig, 8,751; and Janice D. Stoney, 1,434.

(3) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under Williams' Stock Plans. Shares subject to option cannot be voted.

(4) Includes shares held in trust as follows: Mr. Bailey, 27,800; Mr. Bumgarner, 637,976; Mr. Cox, 9,000 shares; Mr. Lewis, 18,188; Mr. Meinig, 6,450 shares;
    and Mr. Williams, 24,600 shares. Each individual has voting and investment power over such shares.

     No director or officer of Williams owns beneficially any securities of Williams' subsidiaries other than directors' qualifying shares and shares in Williams Communications Group, Inc. as shown in the next table.

     The following table sets forth, as of February 28, 2001, the amount of Class A Common Stock of Williams Communications Group, Inc., a majority owned subsidiary of Williams, beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                                               SHARES
                                                             UNDERLYING
                                           SHARES OF           OPTIONS
                                         COMMON STOCK        EXERCISABLE
                                        OWNED DIRECTLY         WITHIN                  PERCENT
    NAME OF INDIVIDUAL OR GROUP        OR INDIRECTLY(1)      60 DAYS(2)      TOTAL     OF CLASS
    ---------------------------       -------------------    -----------    -------    --------
Keith E. Bailey.....................              0                  0            0       *
John C. Bumgarner, Jr. .............        193,474(3)               0      193,474       *
Hugh M. Chapman.....................          3,000             10,000       13,000       *
Glenn A. Cox........................          5,000             10,000       15,000       *
Thomas H. Cruikshank................          5,000             10,000       15,000       *
William E. Green....................          5,000             10,000       15,000       *
W. R. Howell........................          5,000             10,000       15,000       *
Howard E. Janzen....................        123,318            125,000      248,318       *
James C. Lewis......................          5,000             10,000       15,000       *
Charles M. Lillis...................          6,500                  0        6,500       *
George A. Lorch.....................              0                  0            0       *
Frank T. MacInnis...................          5,000             10,000       15,000       *
Jack D. McCarthy....................              0                  0            0       *
Peter C. Meinig.....................          5,000             10,000       15,000       *
Gordon R. Parker....................          5,000             10,000       15,000       *
Janice D. Stoney....................          5,000             10,000       15,000       *
William G. von Glahn................            303                  0          303       *
Joseph H. Williams..................          5,000             10,000       15,000       *
All directors and executive officers
  as a group (22 persons)...........        364,340            235,000      599,340       *

---------------
 *  Less than 1 percent.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bumgarner, 14,171; Mr. Janzen, 101,872, including 303 over which he has sole voting and investment power.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under Williams Communications Group, Inc. Stock Plan. Shares subject to option cannot be voted.

(3) Includes 152,000 shares held in trust. Mr. Bumgarner has voting and investment power of these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                           STOCK OPTION LOAN PROGRAM
 1985, 1990, AND 1996 STOCK PLAN AND 1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

     The stock option loan programs for The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, The Williams Companies, Inc. 1990 Stock Plan, and The Williams Companies, Inc. 1985 Stock Plan provide that loans using stock certificates as collateral may be either for a three- or five-year term. Interest payments are due annually during the term of the loan and interest rates are based on the minimum applicable federal rates required to avoid imputed income. The principal amount is due at the end of the loan term, provided, however, that a participant may request, prior to the end of a loan term, a new loan that may be granted at the discretion of Williams. Participants who leave Williams during the loan period are required to pay the loan balance and any accrued interest within 30 days of termination.

                                                     TOTAL            LARGEST
                                                    INTEREST           AMOUNT            AMOUNT
                                     INTEREST      OVER TERM         DUE DURING       OUTSTANDING
               NAME                    RATE         OF LOAN             2000           02/28/2001
               ----                  --------    --------------    --------------    --------------
Keith E. Bailey....................    6.28%     $    50,641.92    $   163,499.92    $           --
Keith E. Bailey....................    6.58%     $    71,656.20    $   220,941.09    $           --
Keith E. Bailey....................    6.42%     $    67,673.84    $   253,517.81    $           --
Keith E. Bailey....................    6.80%     $    49,588.48    $   241,628.36    $           --
Keith E. Bailey....................    6.80%     $    59,459.20    $   221,858.04    $           --
Keith E. Bailey....................    6.80%     $    36,162.67    $   113,593.32    $   107,529.89
Keith E. Bailey....................    5.68%     $   406,609.84    $ 1,513,046.81    $ 1,444,869.99
Keith E. Bailey....................    5.57%     $ 1,026,811.18    $ 3,892,296.45    $ 3,720,129.75
Keith E. Bailey....................    5.54%     $ 1,670,829.99    $ 6,366,043.25    $ 6,085,893.09
Keith E. Bailey....................    6.45%     $   484,833.60    $ 2,632,327.91    $ 2,531,723.45
Keith E. Bailey....................    6.53%     $ 1,786,619.91    $ 9,424,339.42    $ 9,216,326.17
                                                 --------------    --------------    --------------
          Total....................              $ 5,710,886.83    $25,043,092.38    $23,106,472.34
Gary R. Belitz.....................    5.70%     $    56,325.48    $   348,010.10    $           --
Gary R. Belitz.....................    4.47%     $    25,296.52    $   197,071.36    $   190,002.21
Gary R. Belitz.....................    4.67%     $    10,876.32    $   132,555.86    $           --
Gary R. Belitz.....................    4.67%     $     5,709.29    $    47,660.06    $    45,877.32
Gary R. Belitz.....................    4.98%     $    45,200.31    $   317,612.39    $   304,981.05
Gary R. Belitz.....................    6.40%     $    78,121.68    $   254,247.65    $   246,655.83
Gary R. Belitz.....................    5.87%     $   141,295.13    $   481,723.24    $   485,982.30
                                                 --------------    --------------    --------------
          Total....................              $   362,824.73    $ 1,778,880.66    $ 1,273,498.71
John C. Bumgarner, Jr. ............    5.91%     $   203,927.62    $ 1,170,111.16    $           --
John C. Bumgarner, Jr. ............    6.46%     $   104,168.11    $ 1,223,601.85    $ 1,182,329.70
John C. Bumgarner, Jr. ............    5.42%     $   559,102.89    $ 3,624,884.80    $ 3,468,642.31
John C. Bumgarner, Jr. ............    5.42%     $   373,329.60    $ 2,420,443.18    $ 2,316,115.48
                                                 --------------    --------------    --------------
          Total....................              $ 1,240,528.21    $ 8,439,040.99    $ 6,967,087.49
Thomas H. Cruikshank...............    6.62%     $    22,220.96    $    69,555.79    $    67,851.18
Thomas H. Cruikshank...............    6.62%     $    22,287.69    $    69,764.67    $    68,054.93
                                                 --------------    --------------    --------------
          Total....................              $    44,508.64    $   139,320.46    $   135,906.11
James R. Herbster(1)...............    6.74%     $    17,864.37    $    56,582.88    $    53,587.53
James R. Herbster(1)...............    6.49%     $   119,416.00    $   391,883.17    $   371,860.57
James R. Herbster(1)...............    5.93%     $    77,115.43    $   275,508.90    $   262,578.83
                                                 --------------    --------------    --------------
          Total....................              $   214,395.80    $   723,974.95    $   688,026.93

                                                     TOTAL            LARGEST
                                                    INTEREST           AMOUNT            AMOUNT
                                     INTEREST      OVER TERM         DUE DURING       OUTSTANDING
               NAME                    RATE         OF LOAN             2000           02/28/2001
               ----                  --------    --------------    --------------    --------------
Howard E. Janzen...................    5.70%     $    80,997.64    $   500,003.83    $           --
Howard E. Janzen...................    5.69%     $    87,092.51    $   323,543.31    $   308,940.39
Howard E. Janzen...................    5.77%     $    38,864.87    $   142,486.55    $   135,970.05
Howard E. Janzen...................    4.71%     $    25,451.88    $   112,692.14    $   108,898.77
Howard E. Janzen...................    4.71%     $    27,328.23    $   120,999.99    $   116,926.94
Howard E. Janzen...................    4.71%     $    54,070.99    $   239,407.68    $   231,348.85
Howard E. Janzen...................    4.83%     $   114,621.70    $   492,021.37    $   478,329.58
Howard E. Janzen...................    5.37%     $   101,999.39    $   391,455.23    $   383,183.51
Howard E. Janzen...................    6.71%     $   173,152.09    $   541,837.88    $   521,699.39
Howard E. Janzen...................    6.71%     $   178,617.93    $   558,941.91    $   538,167.73
Howard E. Janzen...................    6.62%     $   180,651.86    $   564,828.35    $   551,616.25
Howard E. Janzen...................    5.87%     $   163,847.67    $   559,241.97    $   559,239.28
                                                 --------------    --------------    --------------
          Total....................              $ 1,226,696.75    $ 4,547,460.21    $ 3,934,320.74
Jack D. McCarthy...................    6.23%     $   107,056.32    $   365,091.24    $   347,141.00
Jack D. McCarthy...................    6.23%     $   108,144.83    $   368,803.37    $   350,670.59
Jack D. McCarthy...................    6.23%     $   106,111.35    $   361,868.64    $   344,076.85
Jack D. McCarthy...................    5.59%     $    28,721.07    $   120,963.92    $   115,595.15
Jack D. McCarthy...................    5.59%     $    29,013.10    $   122,193.81    $   116,770.48
Jack D. McCarthy...................    5.59%     $    28,467.56    $   119,896.19    $   114,574.81
Jack D. McCarthy...................    6.42%     $    97,467.41    $   323,130.32    $   306,787.80
Jack D. McCarthy...................    6.42%     $   100,999.44    $   334,839.90    $   317,905.19
Jack D. McCarthy...................    6.42%     $    66,565.13    $   220,681.05    $   209,519.97
Jack D. McCarthy...................    5.59%     $    26,566.90    $   125,456.11    $   119,887.99
Jack D. McCarthy...................    5.59%     $    27,529.63    $   130,002.43    $   124,232.50
Jack D. McCarthy...................    5.59%     $    18,143.80    $    85,679.94    $    81,877.21
Jack D. McCarthy...................    4.83%     $   301,392.00    $ 1,308,278.41    $ 1,257,743.63
Jack D. McCarthy...................    6.21%     $     8,504.25    $    66,784.97    $    63,745.52
Jack D. McCarthy...................    6.21%     $    12,452.27    $    97,789.33    $    93,338.83
Jack D. McCarthy...................    6.21%     $     7,340.67    $    57,647.24    $    55,023.64
Jack D. McCarthy...................    6.80%     $    17,328.98    $   130,353.80    $   124,719.18
Jack D. McCarthy...................    6.80%     $    31,942.00    $   196,709.05    $   188,206.23
Jack D. McCarthy...................    6.80%     $    32,266.77    $   198,709.10    $   190,119.84
Jack D. McCarthy...................    6.80%     $    31,300.96    $   192,761.35    $   184,429.16
Jack D. McCarthy...................    6.33%     $    10,769.73    $   108,151.74    $   106,693.44
Jack D. McCarthy...................    6.33%     $     7,355.16    $    73,861.97    $    72,866.02
Jack D. McCarthy...................    6.33%     $    50,571.34    $   227,602.36    $   224,533.37
                                                 --------------    --------------    --------------
          Total....................              $ 1,256,010.64    $ 5,337,256.24    $ 5,110,458.40
William G. von Glahn...............    5.83%     $    64,363.20    $   371,056.51    $           --
William G. von Glahn...............    5.83%     $     1,287.26    $     7,486.97    $           --
William G. von Glahn...............    5.83%     $     1,287.26    $     7,486.97    $           --
William G. von Glahn...............    5.83%     $     6,296.40    $    36,621.00    $           --
William G. von Glahn...............    5.91%     $     6,240.96    $    35,388.08    $           --
William G. von Glahn...............    6.23%     $    11,961.60    $    65,179.78    $           --
William G. von Glahn...............    6.23%     $    11,662.56    $    63,550.27    $           --
William G. von Glahn...............    5.54%     $    23,156.31    $   141,611.91    $           --
William G. von Glahn...............    5.54%     $    32,907.60    $   201,245.68    $           --
William G. von Glahn...............    5.59%     $    32,418.94    $   152,049.60    $           --
William G. von Glahn...............    5.59%     $     3,431.31    $    15,451.40    $           --

                                                     TOTAL            LARGEST
                                                    INTEREST           AMOUNT            AMOUNT
                                     INTEREST      OVER TERM         DUE DURING       OUTSTANDING
               NAME                    RATE         OF LOAN             2000           02/28/2001
               ----                  --------    --------------    --------------    --------------
William G. von Glahn...............    5.59%     $     3,619.26    $    16,264.64    $           --
William G. von Glahn...............    5.39%     $     4,632.86    $    39,012.43    $           --
William G. von Glahn...............    5.39%     $     4,831.80    $    40,637.94    $           --
William G. von Glahn...............    5.39%     $     3,092.09    $    20,221.45    $           --
William G. von Glahn...............    5.48%     $    76,281.60    $   489,427.21    $           --
William G. von Glahn...............    5.57%     $    55,700.00    $   211,139.97    $           --
William G. von Glahn...............    5.54%     $   113,547.84    $   432,629.58    $           --
William G. von Glahn...............    5.28%     $    40,757.26    $   184,239.99    $           --
William G. von Glahn...............    5.82%     $   200,208.00    $   728,041.60    $           --
William G. von Glahn...............    5.98%     $    45,448.00    $   161,089.57    $           --
William G. von Glahn...............    6.20%     $       551.17    $     3,910.45    $           --
William G. von Glahn...............    6.20%     $       551.17    $     3,910.45    $           --
William G. von Glahn...............    5.74%     $     6,485.13    $    71,837.34    $           --
William G. von Glahn...............    6.20%     $    18,494.68    $    84,960.02    $           --
William G. von Glahn...............    6.71%     $   235,558.58    $   735,450.65    $           --
William G. von Glahn...............    5.07%     $   725,828.51    $           --    $ 2,886,693.97
                                                 --------------    --------------    --------------
Total..............................              $ 1,730,601.36    $ 4,319,901.46    $ 2,886,693.97
Grand Total........................              $11,786,452.97    $50,328,927.35    $44,102,464.69

---------------
(1) Pursuant to a Separation Agreement dated 7/1/00, Mr. Herbster's outstanding stock option loans in effect on the date of his retirement from Williams shall continue in force through the remainder of their original terms.

     John C. Bumgarner, Jr., a Senior Vice President of Williams, owns real estate and leases a portion of it to subsidiaries of Williams for use as office space. In 2000, payments under these leases approximated $1,089,000. These leases remain in place, and Williams expects its subsidiaries to make similar payments approximating $92,276 per month for the term of the leases.

     In December 2000, Williams loaned Jack D. McCarthy, a Senior Vice President of Williams, $275,199 at 5.87 percent interest for a five-year term.

     Thomas H. Cruikshank, a Director of Williams, is also a Director of Lehman Bros. Holdings, Inc. Williams and its subsidiaries have entered into various financial transactions with Lehman Bros. Holdings, Inc. and its subsidiaries and affiliates, where Lehman acts as an underwriter. In the fourth quarter of 2000, Williams entered into a $600 million debt obligation with Lehman Brother Inc., which was subsequently repaid and terminated during the first quarter of 2001.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed, subject to stockholder approval, the firm of Ernst & Young LLP as the independent auditors to audit the financial statements of Williams for calendar year 2001. The firm of Ernst & Young LLP has served Williams in this capacity for many years. Fees for the last annual audit were $4.4 million and all other fees with $21.4 million, including audit related services of $6.1 million and nonaudit services of $15.3 million. Audit related services generally include fees for statutory audits, business acquisitions and other transactions, accounting consultations, internal audit and Securities and Exchange Commission registration statements. Management recommends a vote "FOR" the ratification of Ernst & Young LLP as auditors for 2001.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

     Financial Information Systems Design and Implementation Fees. Fees to Ernst & Young LLP for financial information systems design and implementation were $11.2 million in 2000.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Williams' directors, executive officers, and persons who beneficially own more than 10 percent of Williams' stock to file certain reports with the SEC and the New York Stock Exchange concerning their beneficial ownership of Williams' equity securities. The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to Williams by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms and amendments thereto received by Williams with respect to 2000, Williams is not aware of any late filings.

STOCKHOLDER PROPOSALS FOR 2002

     In order for a stockholder proposal to be considered for inclusion in Williams' 2002 Proxy Statement, such proposal must be received by Williams no later than December 1, 2001. The proposal should be addressed to the Secretary, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172. Upon receipt of any such proposal, Williams will determine whether or not to include such proposal in the Proxy Statement in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.

GENERAL

     Williams knows of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider the best interests of Williams. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                            By Order of the Board of Directors

                                            /s/ SUZANNE H. COSTIN
                                            Suzanne H. Costin
                                            Secretary

Tulsa, Oklahoma
March 26, 2001

                                                                      APPENDIX A

                 CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
                   DIRECTORS OF THE WILLIAMS COMPANIES, INC.

     1.Purpose. The Audit Committee's purpose is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries.

     2. Composition. The Audit Committee shall be comprised of three or more directors as determined by the Board. The members of the Audit Committee will meet the independence and experience requirements of the New York Stock Exchange. The Chairman of the Audit Committee shall be designated by the Board of Directors

     3. Meetings. The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings and provide regular reports of its activities to the Board of Directors.

     4. Duties and Responsibilities. In carrying out its duties and responsibilities, the Audit Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The following should be considered within the authority of the Audit Committee:

          (1) Make recommendations to the Board of Directors as to the selection of the firm of independent public accountants to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

          (2) Review and approve the Company's independent auditors' annual engagement letter, including the proposed fees contained therein;

          (3) Review the performance of the Company's independent auditors and make recommendations to the Board of Directors regarding the replacement or termination of the independent auditors when circumstances warrant;

          (4) Oversee the independence of the Company's independent auditors by, among other things:

             (1) requiring the independent auditors to deliver to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company and its affiliates; and

             (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board of Directors take appropriate action to satisfy itself of the auditors' independence;

          (5) Instruct the Company's independent auditors that they are ultimately accountable to the Audit Committee and the Board of Directors, and that the Audit Committee and the Board of Directors are responsible for the selection, evaluation, and termination of the Company's independent auditors;

          (6) Review and accept, if appropriate, the annual audit plan of the Company's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

          (7) Review and accept, if appropriate, the internal audit charter and ensure the independence of and concur in the selection, retention, and dismissal of the chief internal auditing executive.

          (8) Review the results of the year-end audit of the Company, including any comments or recommendations of the Company's independent auditors;

          (9) Review with management and the Company's independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filings with the Securities and Exchange Commission or other regulatory body;

          (10) Meet or confer, either as a Committee or as represented by the Chairman of the Audit Committee, with the independent auditors and management quarterly to review, prior to filing with the Securities and Exchange Commission, the Company's interim financial statements to be included in Quarterly Reports on Form 10-Q and confirm that such financial statements have been reviewed by the Company's independent auditors;

          (11) Review the adequacy and effectiveness of the Company's accounting and internal control policies and procedures through inquiry and discussions with the Company's independent auditors and management of the Company;

          (12) Receive periodic reports from the Company's independent auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Corporation;

          (13) Establish and maintain free and open means of communication between and among the Board of Directors, the Audit Committee, the Company's independent auditors, the Company's internal auditing department and management, including providing such parties with appropriate opportunities to meet privately with the Audit Committee;

          (14) Review and assess annually the adequacy of the Audit Committee's charter;

          (15) Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company;

          (16) Direct preparation of and approve the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

          (17) Review the Company's policies and practices relating to the avoidance of conflicts of interest;

          (18) Obtain from the Company's independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

          (19) Secure independent expert advice, including retaining independent counsel, accountants, consultants, or others, to assist the Audit Committee in fulfilling its duties and responsibilities; and

          (20) Perform such additional activities, including review of the Company's business risk practices, and consider such other matters within the scope of its responsibilities, as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                      ***

     While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Audit Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Company complies with all laws and regulations.

LOGO
PROXY SERVICES
First Chicago Trust Company,
a division of Equiserve
P.O. Box
         ------------
Edison, NJ  08818

                               VOTE BY PHONE - 1-877-779-8683
                               Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your Control Number and then follow the simple instructions the Vote Voice provided to you.

                               VOTE BY INTERNET www.eproxyvote.com\wmb
                               Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

                               VOTE BY MAIL -
                               Mark, sign and date your proxy card and
                               return it in the postage-paid envelope we've
                               provided or return to The Williams
                               Companies, Inc., c/o First Chicago Trust Company,
                                                    a division of Equiserve
                                                    P.O. Box
                                                             -------------
                                                    Edison, NJ  08818




TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:           KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                  DETACH AND RETURN THIS PORTION ONLY

THE WILLIAMS COMPANIES, INC.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

This proxy, when properly executed, will be voted in the manner directed herein.
                                                                                     To withhold authority to vote, mark "For All
                                                                                     Except" and write the nominee's number on
If no direction is made, this proxy will be                                          the line below
voted FOR proposals 1 and 2.                       For     Withhold      For All
                                                   All       All         Except
ELECTION OF DIRECTORS                              [ ]       [ ]           [ ]       --------------------------------------------

1.   01) Glenn A. Cox, 02) Thomas H. Cruikshank, 03) Charles M. Lillis,
      04) George A. Lorch, 05) Gordon R. Parker and 06) Joseph H. Williams.

VOTE ON PROPOSALS                                                                    For         Against         Abstain
2.   Ratification of Ernst & Young LLP as auditors for 2001.                         [ ]           [ ]             [ ]


In their discretion of one or more of said proxies upon any other business as may properly come before the Meeting or any adjournments thereof.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

         The signer hereby revokes all proxies therefore given by the signer to vote at said meeting or any adjournments thereof.

----------------------------------------        --------------------------------

----------------------------------------        --------------------------------
Signature (PLEASE SIGN WITHIN BOX]  Date        Signature (Joint Owners)  Date

--------------------------------------------------------------------------------


                          THE WILLIAMS COMPANIES, INC.
             Proxy Solicited on Behalf of the Board of Directors of
       the Company for the Annual Meeting of Stockholders on May 17, 2001.

     The undersigned stockholder of The Williams Companies, Inc. hereby appoints KEITH E. BAILEY, JACK D. McCARTHY and WILLIAM G. VON GLAHN, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on the 17th day of May, 2001 and at any and all adjournments thereof on all matters coming before said meeting.


                                                                       (change of address/comments)
Election of Directors. Nominees:


01) Glenn A. Cox, 02) Thomas H. Cruikshank, 03) Charles M. Lillis,
04) George A. Lorch, 05) Gordon R. Parker and 06) Joseph H. Williams   -------------------------------------------------

                                                                       -------------------------------------------------

                                                                       -------------------------------------------------
                                                                       (If you have written in the above space, please mark the
                                                                       corresponding box on the reverse side of this card.)


To participants in The Williams Investment Plus Plan, Williams Communications Solutions, LLC Investment Plan, Williams Ethanol Services, Inc.
Savings/Retirement Plan for Hourly Employees (formerly the Pekin Energy plan), Williams Pipe Line Company Investment Plan for Hourly Employees, Mid-South PACE Savings and Retirement Plan, and Wiltel Savings & Retirement Plan:

This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of one or more of the Plans listed above. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                   SEE REVERSE
                                                                       SIDE